UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A


                   Under the Securities Exchange Act of 1934


                               (Amendment No. 1)*


                             Global Indemnity plc.
             -----------------------------------------------------
                                (Name of Issuer)

                   Class A Ordinary Shares, $0.0001 Par Value
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   G39319101
             -----------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2012
             -----------------------------------------------------
            (Date Of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [x] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G39319101                     13G              Page 3 of 8 Pages
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   1.  NAME OF REPORTING PERSON:

       Richmond Hill Investments, LLC*
--------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
--------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       Delaware.
--------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             1,920,038
   REPORTING      --------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            0
                  --------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       1,920,038
--------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       1,920,038
--------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

       [ ]
--------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       14.62%
--------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       IA, HC
--------------------------------------------------------------------------



*Formerly Known As Essex Equity Capital Management, LLC

CUSIP No. G39319101                     13G              Page 2 of 8 Pages
--------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON:

       Essex Equity Joint Investment Vehicle, LLC
--------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
--------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       Delaware.
--------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             1,920,038
   REPORTING      --------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            0
                  --------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       1,920,038
--------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       1,920,038
--------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

       [ ]
--------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       14.62%
--------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       OO
--------------------------------------------------------------------------

CUSIP No. G39319101                   13G                Page 4 of 8 Pages
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Item 1.     (a)   Name of Issuer:

                  Global Indemnity plc.
                  --------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                  Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland
                  --------------------------------------------------------

Item 2.     (a)   Name of Person Filing:

                  (i)      Essex Equity Joint Investment Vehicle, LLC

                  (ii)     Richmond Hill Investments, LLC

                  The 1,920,038 Shares reported are owned directly by Essex Equity Joint Investment Vehicle, LLC.

                  --------------------------------------------------------

            (b)   Address of Principal Business Office, or if None, Residence:

                  (1) 375 Hudson Street, 12th Floor
                      New York, NY 10014

                  (2) 375 Hudson Street, 12th Floor
                      New York, NY 10014

                  --------------------------------------------------------
            (c)   Citizenship:

                  See the response(s) to Item 4 on the attached cover page(s)
                  --------------------------------------------------------
            (d)   Title of Class of Securities:

                  Class A Ordinary Shares, $0.0001 Par Value
                  --------------------------------------------------------
            (e)   CUSIP Number:

                  G39319101
                  --------------------------------------------------------

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
              Not Applicable

CUSIP No. G39319101                  13-G                Page 5 of 8 Pages
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Item 4.    Ownership as of December 31, 2012.

           (a) Amount beneficially owned:
                  See the response(s) to Item 9 on the attached cover page(s).

           (b) Percent of Class:
                  See the response(s) to Item 11 on the attached cover page(s), which was determined by dividing the number of shares beneficially held by the Reporting Persons by 13,131,438, the number of Class A Ordinary Shares outstanding as of September 30, 2012, as reported in the Issuer's Form 10-Q filed with the Securities and Exchange Commission on November 8, 2012.

           (c) Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote:
               See the response(s) to Item 5 on the attached cover page(s).

               (ii)  Shared power to vote or to direct the vote:
               See the response(s) to Item 5 on the attached cover page(s).

               (iii) Sole power to dispose or to direct the disposition of:
               See the response(s) to Item 5 on the attached cover page(s).

               (iv)  Shared power to dispose or to direct the disposition of:
               See the response(s) to Item 5 on the attached cover page(s).

Item 5.    Ownership of Five Percent or Less of a Class.
           Not Applicable

Item 6. Ownership of More Than Five Percent on Behalf of Another Person. Not Applicable

Item 7.    Identification and Classification of the Subsidiary which
           Not Applicable

Item 8.    Identification and Classification of Members of the Group.
           Not Applicable

Item 9.    Notice of Dissolution of Group.
           Not Applicable

Item 10.   Certification.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect ..

CUSIP No. G39319101                13-G                  Page 6 of 8 Pages
--------------------------------------------------------------------------

                                  Signature.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:       February 15, 2013



            Richmond Hill Investments, LLC

Signature:  /s/ John Liu
            --------------------------------------------------------------
Name/Title: John Liu/Managing Partner
            --------------------------------------------------------------


            Essex Equity Joint Investment Vehicle, LLC by Richmond Hill Investments, LLC its Investment Manager

Signature:  /s/ John Liu
            --------------------------------------------------------------
Name/Title: John Liu/Managing Partner
            --------------------------------------------------------------

CUSIP No. G39319101                13-G                  Page 7 of 8 Pages
--------------------------------------------------------------------------


EXHIBIT INDEX


A. Joint Filing Agreement dated February 15, 2013 by and among Essex Equity Joint Investment Vehicle and Richmond Hill Investments, LLC

CUSIP No. G39319101                13-G                  Page 8 of 8 Pages
--------------------------------------------------------------------------



                                   EXHIBIT A

                             JOINT FILING AGREEMENT

                        PURSUANT TO SECTION 240.13D-1(K)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he or it knows or has reason to believe that such information is inaccurate.




Date:       February 15, 2013



            Richmond Hill Investments, LLC

Signature:  /s/ John Liu
            --------------------------------------------------------------
Name/Title: John Liu/Managing Partner
            --------------------------------------------------------------


            Essex Equity Joint Investment Vehicle, LLC by Richmond Hill Investments, LLC its Investment Manager

Signature:  /s/ John Liu
            --------------------------------------------------------------
Name/Title: John Liu/Managing Partner
            --------------------------------------------------------------